Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS PROVIDES GUIDANCE

FOR 2009 SECOND QUARTER REVENUES

IN EXCESS OF ONE MILLION DOLLARS (CDN)

London, Ontario - June 19, 2009 – Stellar Pharmaceuticals Inc. ("Stellar" or the "Company") (OTCBB:SLXCF) a Canadian pharmaceutical developer and marketer of high quality, cost effective products for select health care markets, today announced that its second quarter revenues will exceed one million dollars, an increase of approximately 55% over revenues reported for the same quarter in 2008 and the Company also expects that it will be profitable for the period.

Peter Riehl, Stellar’s President and CEO, stated, “This is the strongest second quarter in the Company’s history, with revenues up substantially in all markets.  The Company expects to also be profitable for the period, making this the third consecutive quarter that the Company has shown a profit.  We are very pleased to see this growth given the challenging economic times.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For More Information Please Contact:

Stellar Pharmaceuticals Inc.		Arnold Tenney
Peter Riehl	or	(416) 587-3200
President & CEO
(800) 639-0643 or (519) 434-1540
email: Corpinfo@StellarPharma.com